Press Release
Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Reports 2013 Adjusted EPS of $1.29 and Proportional Free Cash Flow of $1.2 billion

Highlights

•	Achieved or exceeded 2013 guidance on all metrics

•	Advanced strategic plan with 2013 accomplishments

◦	Announced or closed $497 million in asset sale proceeds

◦	Invested $785 million in debt reduction and stock repurchases

◦	Increased quarterly dividend by 25%

◦	Completed construction of 522 MW of capacity that will produce earnings and cash flow beginning in 2014

◦	Commenced construction of 1,851 MW of platform expansion projects in Chile and India

•	Issued 2014 guidance, reaffirmed earnings growth target through 2015 and provided initial outlook for earnings and free cash flow growth through 2018

ARLINGTON, Va., February 26, 2014 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $1.29 for full year 2013, an increase of $0.08 from full year 2012. Despite the challenges of dry hydrological conditions in Latin America and a provision related to potential customer refunds at Eletropaulo in Brazil, Adjusted EPS results for the year increased 7%, as a result of capital allocation decisions, lower global G&A and a lower than expected effective tax rate. Full year 2013 Diluted Earnings Per Share from Continuing Operations increased to $0.38 from a loss of $1.27, driven largely by lower impairment expenses, though the Company did record a $307 million, or $0.41 per share, charge for a goodwill impairment at DPL in fourth quarter 2013.

"In 2013, we achieved our key operational and financial goals and made significant progress on executing our strategy. We lowered our global administrative expenses by another $53 million, bought back 25 million shares for $321 million and allocated $464 million for Corporate debt reduction," said Andrés Gluski, AES President and Chief Executive Officer. "At the same time, to drive long-term growth, we started construction on two new platform expansion projects totaling 1,851 MW, Alto Maipo and OPGC II, both of which will come on-line in 2018."

"Despite one of the worst years for hydrology in Latin America, we met or exceeded our guidance for both Adjusted EPS and Proportional Free Cash Flow," said Tom O'Flynn, AES Executive Vice President and Chief Financial Officer.  "Our strong and growing free cash flow provides us capital to drive higher total returns for shareholders."

Table 1: Key Financial Results

$ in Millions, Except Per Share Amounts	Fourth Quarter		Full Year		Full Year 2013 Guidance
	2013	2012	2013	2012
Adjusted EPS[1]	$0.29	$0.31	$1.29	$1.21	$1.24 to $1.32
Diluted EPS from Continuing Operations	$(0.23)	$0.29	$0.38	$(1.27)	N/A
Proportional Free Cash Flow[1,2]	$314	$293	$1,161	$1,242	$750 to $1,050 million
Consolidated Net Cash Provided by Operating Activities	$675	$772	$2,715	$2,901	$2,500 to $3,100 million
1 A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2 Defined as Proportional Net Cash Provided by Operating Activities, less Maintenance Capex, which includes all environmental capex. The Company has modified its definition of Proportional Free Cash Flow to exclude recoverable environmental capex, treating those investments as growth capex. Table 1, above reflects the prior definition. Results under the new definition for fourth quarter 2013, fourth quarter 2012, full year 2013 and full year 2012 were $349 million, $294 million, $1,271 million and $1,250 million, respectively. Period-over-period analysis below reflects the modified definition.

Discussion of Operating Drivers of Adjusted Pre-Tax Contribution (Adjusted PTC, a non-GAAP financial measure) and Adjusted EPS
The Company manages its portfolio in six market-oriented Strategic Business Units (SBUs): US (United States), Andes (Chile, Colombia and Argentina), Brazil, MCAC (Mexico, Central America and the Caribbean), EMEA (Europe, Middle East and Africa), and Asia.

Table 2: Adjusted PTC1 by SBU and Adjusted EPS1

$ in Millions, Except Per Share Amounts	Fourth Quarter			Year-to-date December 31,
	2013	2012	Variance	2013	2012	Variance
US	$112	$89	$23	$440	$403	$37
Andes	$78	$102	$(24)	$353	$369	$(16)
Brazil	$8	$74	$(66)	$212	$321	$(109)
MCAC	$83	$122	$(39)	$339	$387	$(48)
EMEA	$110	$87	$23	$345	$375	$(30)
Asia	$41	$60	$(19)	$142	$201	$(59)
Total SBUs	$432	$534	$(102)	$1,831	$2,056	$(225)
Corporate and Other	$(167)	$(195)	$28	$(624)	$(717)	$93
Total AES Adjusted PTC[1,2]	$265	$339	$(74)	$1,207	$1,339	$(132)
Adjusted Effective Tax Rate	18%	30%		21%	32%
Diluted Share Count	744	748		748	760
Adjusted EPS[1]	$0.29	$0.31	$(0.02)	$1.29	$1.21	$0.08
1A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
2 Includes $7 million and ($4) million of after-tax adjusted equity in earnings for fourth quarter 2013 and fourth quarter 2012, respectively. Includes $59 million and $53 million of after-tax adjusted equity in earnings for full year 2013 and full year 2012, respectively.

For the three months ended December 31, 2013, Adjusted EPS decreased $0.02 to $0.29, primarily as a result of a $0.02 headwind from poor hydrology in Panama and a one-time $0.04 expense related to potential customer refunds at Eletropaulo. These impacts were partially offset by capital allocation decisions, including debt repayment earlier in 2013 and improvements in global G&A expense. Results also reflect the $0.05 benefit from a lower than expected tax rate of 18% versus 30% in the fourth quarter of 2012.

Fourth quarter 2013 Adjusted PTC decreased $74 million. Key operating drivers of Adjusted PTC included:

•	US: An overall increase of $23 million, primarily driven by lower amortization expense and realized gains on the monetization of hedges at DP&L.

•	Andes: An overall decrease of $24 million. AES Gener in Chile declined due to higher maintenance costs from planned outages.

•
Brazil: An overall decrease of $66 million, primarily driven by the impact of the one-time expense related to potential customer refunds at Eletropaulo and lower demand and the tariff re-set at Sul implemented in April 2013.

•	MCAC: An overall decrease of $39 million, primarily driven by higher replacement energy purchased in Panama due to dry hydrology, as well as lower volumes and higher fixed costs in Puerto Rico.

•	EMEA: An overall increase of $23 million, primarily driven by higher availability and lower maintenance costs at Maritza in Bulgaria.

•	Asia: An overall decrease of $19 million, due primarily to higher contract volumes at Masinloc in the Philippines, as the plant signed a 7-year contract to reduce merchant exposure in December 2012.

•	Corporate and Other: An improvement of $28 million, primarily due to lower Parent interest as a result of debt repayment earlier in 2013.

For the year ended December 31, 2013, Adjusted EPS increased $0.08 to $1.29. 2013 results reflect contributions from capital allocation decisions, lower global G&A and a lower effective tax rate. These benefits were partially offset by the $0.13 negative impact of poor hydrology in Latin America and a one-time $0.04 expense related to potential customer refunds at Eletropaulo in Brazil.

For the year ended December 31, 2013, Adjusted PTC decreased $132 million. Key operating drivers of Adjusted PTC included:

•
US: An overall increase of $37 million, primarily due to the favorable impact of the termination of the PPA at Beaver Valley, as well as lower amortization expense, largely offset by customer switching and lower capacity margins at DPL. This was partially offset by a decline at IPL as a result of higher maintenance costs from planned outages.

•
Andes: An overall decrease of $16 million, driven by dry hydrological conditions at Chivor, and a decrease at AES Gener, as a result of lower prices and higher energy purchases, partially offset by higher generation due to the commercial operation of Ventanas IV. These impacts were partially offset by higher interest income from the recognition of the US Dollar-denominated FONINVEMEM receivables at AES Argentina.

•
Brazil: An overall decrease of $109 million, driven by unfavorable movements in the Brazilian Real, lower generation and higher purchased energy costs due to lower water inflows at Tietê, lower demand and the impact of the April 2013 tariff reset at Sul and the one-time expense related to potential customer refunds at Eletropaulo. These declines were partially offset by the temporary re-start of operations and an extinguishment of a liability at Uruguaiana.

•
MCAC: An overall decrease of $48 million, driven by lower volumes and higher purchased energy costs in Panama, due to dry hydrology, partially offset by higher energy margins and higher LNG sales in the Dominican Republic, higher volumes in Puerto Rico and a higher tariff in El Salvador.

•
EMEA: An overall decrease of $30 million, due primarily to a favorable one-time arbitration settlement at Cartagena in Spain in first quarter 2012, partially offset by favorable dark spreads at Kilroot in the United Kingdom.

•
Asia: An overall decrease of $59 million, due primarily to lower prices and higher contract volumes at Masinloc in the Philippines, as the plant signed a 7-year contract to reduce merchant exposure in December 2012, and the sale of its generation businesses in China in 2012.

•	Corporate and Other: An improvement of $93 million due to lower Parent interest as a result of debt repayment earlier in 2013 and lower Corporate G&A expense.

Discussion of Diluted Earnings per Share from Continuing Operations
Fourth quarter 2013 Diluted Earnings Per Share from Continuing Operations decreased $0.52 to a loss of $0.23, principally due to higher goodwill impairment expense, as a result of a $307 million, or $0.41 per share, impairment recognized at DPL in the fourth quarter of 2013. The impairment recognized at DPL was largely driven by lower than expected PJM cleared capacity prices for 2016/2017, lower expectations of future PJM capacity prices and lower projected energy margins.

For the year ended December 31, 2013, Diluted Earnings per Share from Continuing Operations increased $1.65 to $0.38, principally due to $1.89 per share in lower goodwill impairment expense. 2013 Diluted Earnings per Share from Continuing Operations includes the impact of $0.75 per share from impairment losses and $0.22 per share from losses related to early extinguishment of debt at the Parent Company and certain of its subsidiaries.

Discussion of Cash Flow
Fourth quarter 2013 Proportional Free Cash Flow (a non-GAAP financial measure) was $349 million, an increase of $55 million from fourth quarter 2012. This performance was primarily driven by lower results in fourth quarter 2012, primarily as a result of a one-time settlement at AES Eastern Energy in New York, as well as lower maintenance capital expenditures.

Fourth quarter 2013 Consolidated Net Cash Provided by Operating Activities decreased $97 million to $675 million, largely driven by lower operating cash flow in Brazil from lower results and higher working capital requirements.

For the year ended December 31, 2013, Proportional Free Cash Flow was $1.3 billion, an increase of $21 million from the year ended December 31, 2012, primarily driven by lower maintenance capital expenditures, offset by lower operating cash flow.

For the year ended December 31, 2013, Consolidated Net Cash Provided by Operating Activities was $2.7 billion, a decrease of $186 million from the year ended December 31, 2012, primarily driven by lower results in Andes, as a result of higher working capital requirements.

Additional Highlights

•	In 2013, the Company announced eight asset sale transactions for $497 million in equity proceeds to AES upon closing.

◦	Since September 2011, the Company has announced or closed 24 asset sales representing approximately $1.4 billion in equity proceeds to AES and the exit from operations in 8 countries.

•
In 2013, the Company took advantage of attractive credit markets to strengthen its credit profile, improve financing terms and raise long-term debt to fund growth projects, including $5 billion in refinancings and $3 billion of new debt to fund its on-going construction program.

•	In 2013, the Company repurchased 25 million shares, or 3% of shares outstanding, for $321 million at an average price of $12.68 per share.

◦
In December 2013, the Company repurchased 20 million shares from a subsidiary of the China Investment Corporation (CIC) in conjunction with the secondary offering of 46 million shares by the subsidiary.

◦	Since September 2011, the Company has repurchased 59 million shares for $711 million at an average price of $12.03.

•	In 2013, the Company announced that its Board of Directors approved a $0.01 increase in its quarterly dividend, to $0.05, beginning in first quarter 2014.

•	In 2013, the Company brought on-line 522 MW of new capacity.

•	Recently, the Company commenced construction of an additional 1,851 MW.

◦	In January 2014, the Company commenced construction of the 1,320 MW OPGC II coal-fired project in the Indian state of Odisha.

◦	In December 2013, the Company commenced construction of the 531 MW Alto Maipo hydroelectric project in Chile.

•
The Company is on schedule to complete 4,082 MW of capacity under construction and expected to come on-line through 2018, as well as the $511 million investment program to upgrade 2,400 MW of baseload coal-fired capacity at IPL.

•	In 2013, the Company increased its cumulative annual cost savings target by $55 million to $200 million by 2015 from 2011.

◦	Since September 2011, the Company has reduced its costs by $143 million.

2014-2018 Growth Outlook
The Company issued 2014 guidance, reaffirmed its prior Adjusted EPS growth rate target through 2015, and provided its initial longer-term Adjusted EPS and Proportional Free Cash Flow growth outlook through 2018.

Adjusted EPS

•
For 2014, the Company expects Adjusted EPS of $1.30 to $1.38. Key drivers for this growth include positive results of capital allocation in 2013 and improved operating performance in Chile. The Company expects a higher effective tax rate in 2014, which partially offsets the expected benefit from an improvement in hydrology in Latin America.

•
For 2015, the Company expects year-over-year Adjusted EPS growth of 4% to 6%, consistent with its prior expectations. This growth is largely driven by positive contributions from completed construction projects, including Mong Duong in Vietnam and IPP4 in Jordan, along with capital allocation.

•
For 2016, the Company expects flat to modest growth in Adjusted EPS, despite an expected $0.11 impact from the contract step-down at Tietê in Brazil and lower capacity prices reducing earnings at DPL in the US. The impact is more than offset by contributions from completed construction projects, including Guacolda V and Cochrane in Chile, rate base growth at IPL in the US, a full year of operations of the Mong Duong project completed in 2015 and capital allocation.

•
In 2017 and 2018, the Company expects average growth in Adjusted EPS of 6% to 8% annually. The Company expects to achieve this growth with a combination of performance improvement, completion of construction projects coming on-line in Chile and India and capital allocation.

Proportional Free Cash Flow

•
For 2014, the Company expects Proportional Free Cash Flow of $1,000 to $1,300 million. The guidance range includes an approximately $100 million impact from a combination of higher environmental capital expenditures at Gener, and the sale of our businesses in Cameroon, which was announced in November 2013. The Company's 2014 guidance for Consolidated Net Cash Provided by Operating Activities is $2,200 to $2,800 million.

•	Beyond 2014, and through 2018, the Company expects average growth in Proportional Free Cash Flow of 10% to 15% annually.

Non-GAAP Financial Measures
See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, Proportional Free Cash Flow, as well as reconciliations to the most comparable GAAP financial measure.

Attachments
Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2013 Financial Guidance Elements and 2014 Financial Guidance Elements.

Conference Call Information
AES will host a conference call on Wednesday, February 26, 2014 at 9:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-888-847-6590 at least ten minutes before the start of the call. International callers should dial +1-312-470-0194. The participant passcode for this call is 22614. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investors” and then “Quarterly Financial Results.”

A telephonic replay of the call will be available from approximately 11:00 a.m. EST on Wednesday, February 26, 2014 through Wednesday, March 19, 2014. Callers in the U.S. please dial 1-866-454-143. International callers should dial +1-203-369-1236. The system will ask for a passcode; please enter 22614. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 21 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 22,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2013 revenues were $16 billion and we own and manage $40 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2013 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2013 Annual Report on Form 10-K dated on or about February 25, 2014 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.
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THE AES CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Year Ended December 31,
	2013	2012	2011
	(in millions, except per share amounts)
Revenue:
Regulated	$8,056	$8,977	$8,699
Non-Regulated	7,835	8,187	7,399
Total revenue	15,891	17,164	16,098
Cost of Sales:
Regulated	(6,837)	(7,594)	(6,325)
Non-Regulated	(5,807)	(5,987)	(5,733)
Total cost of sales	(12,644)	(13,581)	(12,058)
Operating margin	3,247	3,583	4,040
General and administrative expenses	(220)	(274)	(346)
Interest expense	(1,482)	(1,544)	(1,530)
Interest income	275	348	398
Loss on extinguishment of debt	(229)	(8)	(62)
Other expense	(76)	(82)	(86)
Other income	125	98	142
Gain on sale of investments	26	219	8
Goodwill impairment expense	(372)	(1,817)	(17)
Asset impairment expense	(95)	(73)	(173)
Foreign currency transaction losses	(22)	(170)	(32)
Other non-operating expense	(129)	(50)	(82)
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	1,048	230	2,260
Income tax expense	(343)	(685)	(656)
Net equity in earnings (losses) of affiliates	25	35	(2)
INCOME (LOSS) FROM CONTINUING OPERATIONS	730	(420)	1,602
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $24, $26, and $(48), respectively	(27)	47	(158)
Net gain (loss) from disposal and impairments of discontinued businesses, net of income tax (benefit) expense of $(15), $68, and $300, respectively	(152)	16	86
NET INCOME (LOSS)	551	(357)	1,530
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(446)	(540)	(1,096)
Less: (Income) loss from discontinued operations attributable to noncontrolling interests	9	(15)	(376)
Total net income attributable to noncontrolling interests	(437)	(555)	(1,472)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$114	$(912)	$58
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$284	$(960)	$506
Income (loss) from discontinued operations, net of tax	(170)	48	(448)
Net income (loss)	$114	$(912)	$58
BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.38	$(1.27)	$0.65
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.23)	0.06	(0.58)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.15	$(1.21)	$0.07
DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$0.38	$(1.27)	$0.65
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.23)	0.06	(0.58)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.15	$(1.21)	$0.07
DIVIDENDS DECLARED PER COMMON SHARE	$0.17	$0.08	$—

THE AES CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,
	2013	2012
	(in millions, except per share amounts)
Revenue:
Regulated	$1,882	$2,290
Non-Regulated	1,918	2,083
Total revenue	3,800	4,373
Cost of Sales:
Regulated	(1,755)	(1,951)
Non-Regulated	(1,375)	(1,540)
Total cost of sales	(3,130)	(3,491)
Operating margin	670	882
General and administrative expenses	(60)	(68)
Interest expense	(417)	(361)
Interest income	62	87
Loss on extinguishment of debt	(17)	(8)
Other expense	(18)	(27)
Other income	19	59
Gain on sale of investments	—	5
Goodwill impairment expense	(314)	33
Asset impairment expense	(31)	(2)
Foreign currency transaction losses	(6)	(61)
Other non-operating expense	(7)	—
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	(119)	539
Income tax expense	(58)	(171)
Net equity in earnings (losses) of affiliates	4	(13)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(173)	355
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $21, and $18, respectively	10	20
Net gain (loss) from disposal and impairments of discontinued businesses, net of income tax (benefit) expense of $(13), and $7, respectively	(41)	(52)
NET INCOME (LOSS)	(204)	323
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	3	(140)
Less: (Income) loss from discontinued operations attributable to noncontrolling interests	(5)	(8)
Total net income attributable to noncontrolling interests	(2)	(148)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(206)	$175
AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$(170)	$215
Income (loss) from discontinued operations, net of tax	(36)	(40)
Net income (loss)	$(206)	$175
BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.23)	$0.29
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.05)	(0.06)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.28)	$0.23
DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.23)	$0.29
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.05)	(0.06)
NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.28)	$0.23
DIVIDENDS DECLARED PER COMMON SHARE	$0.09	$0.04

THE AES CORPORATION
Strategic Business Unit (SBU) Information
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions)
REVENUE
US	$920	$911	$3,630	$3,736
Andes	595	741	2,639	3,020
Brazil	1,081	1,522	5,015	5,788
MCAC	667	680	2,713	2,573
EMEA	377	346	1,347	1,344
Asia	162	180	550	733
Corporate, Other and Inter-SBU eliminations	(2)	(7)	(3)	(30)

Total Revenue	$3,800	$4,373	$15,891	$17,164

THE AES CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2013	December 31, 2012
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,642	$1,900
Restricted cash	597	734
Short-term investments	668	693
Accounts receivable, net of allowance for doubtful accounts of $134 and $195, respectively	2,363	2,539
Inventory	684	719
Deferred income taxes	166	199
Prepaid expenses	179	222
Other current assets	976	1,072
Current assets of discontinued operations and held-for-sale assets	464	387
Total current assets	7,739	8,465
NONCURRENT ASSETS
Property, Plant and Equipment:
Land	922	1,005
Electric generation, distribution assets and other	30,596	30,278
Accumulated depreciation	(9,604)	(9,145)
Construction in progress	3,198	2,497
Property, plant and equipment, net	25,112	24,635
Other Assets:
Investments in and advances to affiliates	1,010	1,196
Debt service reserves and other deposits	541	510
Goodwill	1,622	1,999
Other intangible assets, net of accumulated amortization of $153 and $222, respectively	297	324
Deferred income taxes	666	940
Other noncurrent assets	2,170	2,188
Noncurrent assets of discontinued operations and held-for-sale assets	1,254	1,573
Total other assets	7,560	8,730
TOTAL ASSETS	$40,411	$41,830
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,259	$2,545
Accrued interest	263	287
Accrued and other liabilities	2,114	2,347
Non-recourse debt, including $267 and $275, respectively, related to variable interest entities	2,062	2,494
Recourse debt	118	11
Current liabilities of discontinued operations and held-for-sale businesses	837	635
Total current liabilities	7,653	8,319
NONCURRENT LIABILITIES
Non-recourse debt, including $979 and $858, respectively, related to variable interest entities	13,318	12,265
Recourse debt	5,551	5,951
Deferred income taxes	1,119	1,179
Pension and other post-retirement liabilities	1,310	2,418
Other noncurrent liabilities	3,299	3,523
Noncurrent liabilities of discontinued operations and held-for-sale businesses	432	583
Total noncurrent liabilities	25,029	25,919
Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 813,316,510 issued and 722,508,342 outstanding at December 31, 2013 and 810,679,839 issued and 744,263,855 outstanding at December 31, 2012)	8	8
Additional paid-in capital	8,443	8,525
Accumulated deficit	(150)	(264)
Accumulated other comprehensive loss	(2,882)	(2,920)
Treasury stock, at cost (90,808,168 shares at December 31, 2013 and 66,415,984 shares at December 31, 2012)	(1,089)	(780)
Total AES Corporation stockholders’ equity	4,330	4,569
NONCONTROLLING INTERESTS	3,321	2,945
Total equity	7,651	7,514
TOTAL LIABILITIES AND EQUITY	$40,411	$41,830

THE AES CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
OPERATING ACTIVITIES:	(in millions)		(in millions)
Net income (loss)	$(204)	$323	$551	$(357)
Adjustments to net income (loss):
Depreciation and amortization	312	356	1,294	1,394
Loss (gain) on sale of assets and investments	10	(5)	14	(174)
Impairment expenses	352	(31)	661	1,940
Deferred income taxes	(76)	61	(158)	162
Provisions for contingencies	11	(4)	44	47
Loss on the extinguishment of debt	17	8	229	8
Loss (gain) on disposals and impairments - discontinued operations	55	46	163	(84)
Other	19	23	(7)	33
Changes in operating assets and liabilities		—
(Increase) decrease in accounts receivable	11	(50)	146	(241)
(Increase) decrease in inventory	22	34	16	24
(Increase) decrease in prepaid expenses and other current assets	(45)	30	358	120
(Increase) decrease in other assets	46	(210)	(103)	(589)
Increase (decrease) in accounts payable and other current liabilities	(147)	27	(725)	330
Increase (decrease) in income tax payables, net and other tax payables	161	104	95	(47)
Increase (decrease) in other liabilities	131	60	137	335
Net cash provided by operating activities	675	772	2,715	2,901
INVESTING ACTIVITIES:
Capital expenditures	(658)	(527)	(1,988)	(2,108)
Acquisitions - net of cash acquired	(4)	(2)	(7)	(20)
Proceeds from the sale of businesses, net of cash sold	3	207	170	639
Proceeds from the sale of assets	10	42	62	46
Sale of short-term investments	986	1,321	4,361	6,437
Purchase of short-term investments	(805)	(1,143)	(4,443)	(5,907)
Decrease (increase) in restricted cash, debt service reserves and other assets	(31)	(50)	44	(15)
Affiliate advances and equity investments	(7)	(89)	(7)	(89)
Proceeds from government grants for asset construction	1	2	2	122
Other investing	(2)	20	32	—
Net cash used in investing activities	(507)	(219)	(1,774)	(895)
FINANCING ACTIVITIES:
(Repayments) borrowings under the revolving credit facilities, net	—	1	(22)	(321)
Issuance of recourse debt	—	—	750	—
Issuance of non-recourse debt	1,195	569	4,277	1,391
Repayments of recourse debt	(2)	(227)	(1,210)	(235)
Repayments of non-recourse debt	(1,102)	(566)	(3,390)	(1,325)
Payments for financing fees	(28)	(16)	(176)	(40)
Distributions to noncontrolling interests	(172)	(154)	(557)	(895)
Contributions from noncontrolling interests	53	31	210	43
Dividends paid on AES common stock	(30)	(30)	(119)	(30)
Payments for financed capital expenditures	(155)	(132)	(591)	(162)
Purchase of treasury stock	(259)	—	(322)	(301)
Other financing	(1)	—	14	8
Net cash used in financing activities	(501)	(524)	(1,136)	(1,867)
Effect of exchange rate changes on cash	(22)	(4)	(59)	5
(Increase) decrease in cash of discontinued and held-for-sale businesses	(27)	2	(4)	132
Total increase (decrease) in cash and cash equivalents	(382)	27	(258)	276
Cash and cash equivalents, beginning	2,024	1,873	1,900	1,624
Cash and cash equivalents, ending	$1,642	$1,900	$1,642	$1,900

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

Adjusted Pre-Tax Contribution (“Adjusted PTC”) and Adjusted Earnings Per Share (“Adjusted EPS”) are non-GAAP supplemental measures that are used by management and external users of our consolidated financial statements such as investors, industry analysts and lenders.
We define Adjusted PTC as pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis.

We define Adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
For the year and three months ended December 31, 2013, the Company changed the definition of adjusted EPS and adjusted PTC to exclude the gains or losses attributable to AES common stockholders at our equity method investments for these same types of items. Previously, these amounts were not excluded from the calculation of adjusted EPS and adjusted PTC because the company did not have a controlled process for obtaining this information from our equity method investments.  Accordingly, the Company has also reflected the change in the comparative three and twelve month periods ended December 31, 2012.
The GAAP measure most comparable to Adjusted PTC is income from continuing operations attributable to AES. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. We believe that Adjusted PTC and Adjusted EPS better reflect the underlying business performance of the Company and are considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose of or acquire business interests or retire debt, which affect results in a given period or periods. In addition, for Adjusted PTC, earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the effects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC and Adjusted EPS should not be construed as alternatives to income from continuing operations attributable to AES and diluted earnings per share from continuing operations, which are determined in accordance with GAAP.

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax

Income (loss) from continuing operations attributable to AES and Diluted EPS	$(170)	$(0.23)		$215	$0.29
Add back income tax expense from continuing operations attributable to AES	60			104
Pre-tax contribution	$(110)			$319
Adjustments
Unrealized derivative (gains)/ losses(1)	$(11)	$(0.02)		$32	$0.04
Unrealized foreign currency transaction (gains)/ losses(2)	18	0.01		(6)	(0.02)
Impairment (gains)/ losses	351	0.52	(3)	(22)	(0.01)	(4)
Loss on extinguishment of debt	17	0.01	(5)	16	0.01	(6)
Adjusted pre-tax contribution and Adjusted EPS	$265	$0.29		$339	$0.31

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

(1)	Unrealized derivative (gains) losses were net of income tax per share of $0.00 and $0.01 in the three months ended December 31, 2013 and 2012, respectively.

(2)	Unrealized foreign currency transaction (gains) losses were net of income tax per share of $0.01 and $0.01 in the three months ended December 31, 2013 and 2012, respectively.

(3)
Amount primarily relates to the goodwill impairments at DPL of $307 million ($307 million, or $0.41 per share, net of income tax per share of $0.00) and at Mountain View of $7 million ($7 million, or $0.01 per share, net of income tax per share of $0.00). Amount also includes other-than-temporary impairment of our equity method investment at Elsta in the Netherlands of $7 million ($39 million, or $0.05 per share, net of income tax per share of $(0.04)), at DPL of $26 million ($17 million, or $0.02 per share, net of income tax per share of $0.01), at El Salvador for $4 million ($4 million, or $0.01 per share, net of income tax per share of $0.00).

(4)	Amount primarily relates to the reduction in the goodwill impairment at DPL of $33 million ($33 million, or $(0.04) per share, net of income tax per share of $0.00).

(5)	Amount primarily relates to the loss on retirement of debt at Changuinola of $14 million ($10 million, or $0.01 per share, net of income tax per share of $0.01).

(6)	Amount primarily relates to the loss on retirement of debt at the Parent Company of $15 million ($10 million, or $0.01 per share, net of income tax per share of $0.01).

	Year Ended December 31, 2013			Year Ended December 31, 2012
	Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax		Net of NCI(1)	Per Share (Diluted) Net of NCI(1) and Tax

Income (loss) from continuing operations attributable to AES and Diluted EPS	$284	$0.38		$(960)	$(1.26)
Add back income tax expense from continuing operations attributable to AES	156			431
Pre-tax contribution	$440			$(529)
Adjustments
Unrealized derivative (gains)/ losses(1)	$(57)	$(0.05)		$120	$0.11
Unrealized foreign currency transaction (gains)/ losses(2)	41	0.02		(13)	(0.02)
Disposition/ acquisition (gains)	(30)	(0.03)	(3)	(206)	(0.18)	(4)
Impairment losses	588	0.75	(5)	1,951	2.55	(6)
Loss on extinguishment of debt	225	0.22	(7)	16	0.01	(8)
Adjusted pre-tax contribution and Adjusted EPS	$1,207	$1.29		$1,339	$1.21

(1)	Unrealized derivative (gains) losses were net of income tax per share of $(0.02) and $0.04 in 2013 and 2012, respectively.

(2)	Unrealized foreign currency transaction (gains) losses were net of income tax per share of $0.02 and $0.00 in 2013 and 2012, respectively.

(3)
Amount primarily relates to the gain from the sale of the remaining 20% of our interest in Cartagena for $20 million ($15 million, or $0.02 per share, net of income tax per share of $0.01) as well as the gain

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

RECONCILIATION OF ADJUSTED PRE-TAX CONTRIBUTION (PTC) AND ADJUSTED EPS

from the sale of Trinidad for $3 million ($4 million, or $0.01 per share, net of income tax per share of $0.00).

(4)
Amount primarily relates to the gains from the sale of 80% of our interest in Cartagena for $178 million ($109 million, or $0.14 per share, net of income tax per share of $0.09) and equity method investments in China of $24 million ($25 million, or $0.03 per share, including an income tax credit of $1 million, or income tax per share of $0.00).

(5)
Amount primarily relates to the goodwill impairments at DPL of $307 million ($307 million, or $0.41 per share, net of income tax per share of $0.00), at Ebute of $58 million ($58 million, or $0.08 per share, net of income tax per share of $0.00) and at Mountain View of $7 million ($7 million, or $0.01 per share, net of income tax per share of $0.00). Amount also includes other-than-temporary impairment of our equity method investment at Elsta in the Netherlands of $129 million ($128 million, or $0.17 per share, net of income tax per share of $0.00) and asset impairments at Beaver Valley of $46 million ($30 million, or $0.04 per share, net of income tax per share of $0.02), at DPL of $26 million ($17 million, or $0.02 per share, net of income tax per share of $0.01), at Itabo (San Lorenzo) of $16 million ($6 million, or $0.01 per share, net of noncontrolling interest of $8 million and of income tax per share of $0.00), at El Salvador for $4 million ($4 million, or $0.01 per share, net of income tax per share of $0.00).

(6)
Amount primarily relates to the goodwill impairment at DPL of $1.82 billion ($1.82 billion, or $2.39 per share, net of income tax per share of $0.00). Amount also includes other-than-temporary impairment of equity method investments in China of $32 million ($32 million, or $0.04 per share, net of income tax per share of $0.00), and at InnoVent of $17 million ($17 million, or $0.02 per share, net of income tax per share of $0.00), as well as asset impairments of Wind turbines and projects of $41 million ($26 million, or $0.03 per share, net of income tax per share of $0.02) and asset impairments at Kelanitissa of $19 million ($17 million, or $0.02 per share, net of noncontrolling interest of $2 million and of income tax per share of $0.00) and at St. Patrick of $11 million ($11 million or $0.01 per share, net of income tax per share of $0.00).

(7)
Amounts primarily relates to the loss on early retirement of debt at Corporate of $165 million ($107 million, or $0.14 per share, net of income tax per share of $0.08), at Masinloc of $43 million ($39 million, or $0.05 per share, net of income tax per share of $0.00) and Changuinola of $14 million ($10 million, or $0.01 per share, net of income tax per share of $0.01).

(8)	Amount primarily relates to the loss on retirement of debt at the Parent Company of $15 million ($10 million, or $0.01 per share, net of income tax per share of $0.01).

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:
Maintenance Capital Expenditures	$235	$300	$760	$968
Environmental Capital Expenditures	$66	$23	$211	$75
Growth Capital Expenditures	$512	$336	$1,608	$1,227
Total Capital Expenditures	$813	$659	$2,579	$2,270

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$675	$772	$2,715	$2,901
Less: Proportional Adjustment Factor	$140	$281	$834	$966
Proportional Operating Cash Flow (2)	$535	$491	$1,881	$1,935

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$675	$772	$2,715	$2,901

Less: Maintenance Capital Expenditures, net of reinsurance proceeds	$235	$269	$760	$923
Less: Non-recoverable Environmental Capital Expenditures	$31	$22	$101	$66
Free Cash Flow(1)	$409	$481	$1,854	$1,912

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$535	$491	$1,881	$1,935

Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Proportional Non-recoverable Environmental Capital Expenditures	$186	$197	$610	$685
Proportional Free Cash Flow(1),(2)	$349	$294	$1,271	$1,250

(1)
Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have

THE AES CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

The AES Corporation
Parent Financial Information
Parent only data: last four quarters
(in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,260	$1,308	$1,291	$1,357
Returns of capital distributions to Parent & QHCs	193	63	75	108
Total subsidiary distributions & returns of capital to Parent	$1,453	$1,371	$1,366	$1,465

Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent & QHCs	$402	$348	$308	$202
Returns of capital distributions to Parent & QHCs	30	0	1	162
Total subsidiary distributions & returns of capital to Parent	$432	$348	$309	$364

Parent Company Liquidity (2)
($ in millions)	Balance at
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs (3)	$132	$196	$111	$425
Availability under credit facilities	799	797	797	797
Ending liquidity	$931	$993	$908	$1,222

(1)
Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)
Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)
The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION
2013 FINANCIAL GUIDANCE ELEMENTS(1)

2013 Financial Guidance (as of 11/7/13)
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share	$1.24 to $1.32
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,500 to $3,100 million
Free Cash Flow (4)		$750 to $1,050 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,500 to $3,100 million	$1,650 to $1,950 million
Less: Maintenance Capital Expenditures	$1,050 to $1,350 million	$750 to $1,050 million
Free Cash Flow (4)	$1,300 to $1,900 million	$750 to $1,050 million

(1)	2013 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2013.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted Earnings Per Share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that Adjusted Earnings Per Share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted Earnings Per Share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free Cash Flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that Free Cash Flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

THE AES CORPORATION
2014 FINANCIAL GUIDANCE ELEMENTS(1)

2014 Financial Guidance (as of 2/26/14)
	Consolidated	Proportional
Income Statement Guidance
Adjusted Earnings Per Share	$1.30 to $1.38
Cash Flow Guidance
Net Cash Provided by Operating Activities	$2,200 to $2,800 million
Free Cash Flow (4)		$1,000 to $1,300 million
Reconciliation of Free Cash Flow Guidance
Net Cash from Operating Activities	$2,200 to $2,800 million	$1,650 to $1,950 million
Less: Maintenance Capital Expenditures	$700 to $1,000 million	$500 to $800 million
Free Cash Flow (4)	$1,350 to $1,950 million	$1,000 to $1,300 million

(1)	2014 Guidance is based on expectations for future foreign exchange rates and commodity prices as of December 31, 2013.

(2)
AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company's estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company's cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company's economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company's economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company's economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company's equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)
Adjusted Earnings Per Share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that Adjusted Earnings Per Share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted Earnings Per Share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP.

(4)
Free Cash Flow is reconciled above. Free Cash Flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including non-recoverable environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.